SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                SCHEDULE 13D
                               (RULE 13D-101)

                              AMENDMENT NO. 1

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE
             13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13D-2(A)

                             LendingTree, Inc.
                            -------------------
                              (Name of Issuer)

                                Common Stock
                               -------------
                       (Title of Class of Securities)

                                526020-10-5
                                ------------
                               (CUSIP Number)

                              Douglas R. Lebda
                           c/o LendingTree, Inc.
                            11115 Rushmore Drive
                      Charlotte, North Carolina 28277
                               (704) 641-5351

               (Name, Address and Telephone Number of Person
             -------------------------------------------------
             Authorized to Receive Notices and Communications)

                                  Copy to:
                          David Goldschmidt, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                               4 Times Square
                            New York, N.Y. 10036
                               (212) 735-3000

                               March 20, 2001
                        ---------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                                (Continued on following pages)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The Union Labor Life Insurance Company on behalf of its Separate Account P (13-1423090)
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS
- ------------------------------------------------------------------------------
         Not Applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8       SHARED VOTING POWER          15,997,032*
     OWNED BY EACH       -----------------------------------------------------
       REPORTING         9       SOLE DISPOSITIVE POWER       2,271,604
      PERSON WITH        -----------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,997,032
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]

- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         67.3%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IC; OO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                       13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Douglas R. Lebda
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8       SHARED VOTING POWER
     OWNED BY EACH               15,749,860*
       REPORTING         -----------------------------------------------------
      PERSON WITH        9       SOLE DISPOSITIVE POWER
                                 0**
                         -----------------------------------------------------
                        10       SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,837,172
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         67.3%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)

** All the shares of Common Stock beneficially owned by Mr. Lebda have been pledged to the Company, pursuant to a pledge agreement (described in Item 6 below).



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Douglas R. Lebda & Tara G. Lebda Jt Ten WROS
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                          7       SOLE VOTING POWER
       NUMBER OF
        SHARES            ----------------------------------------------------
     BENEFICIALLY         8       SHARED VOTING POWER
     OWNED BY EACH                15,749,860*
       REPORTING          -----------------------------------------------------
      PERSON WITH         9       SOLE DISPOSITIVE POWER
                                  0**
                          -----------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,837,172
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         67.3%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN.OO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)

** The 589,280 shares held by Douglas R. Lebda of Tara G. Lebda JT Ten WROS are pledged to the Company (described in Item 6 below).



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The Lebda Family 1999 Irrevocable Trust
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
         Not applicable
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER       15,749,860*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER    0**
       REPORTING         -----------------------------------------------------
      PERSON WITH       10       SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,837,172
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         67.3%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)

** The 88,900 shares held by The Lebda Family 1999 Irrevocable Trust are pledged to the Company (described in Item 6 below).



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         W. James Tozer, Jr.
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
- ------------------------------------------------------------------------------
                         7      SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8      SHARED VOTING POWER           15,576,032*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9      SOLE DISPOSITIVE POWER        676,443**
       REPORTING         -----------------------------------------------------
      PERSON WITH        10     SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,582,570
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.7%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         00
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)

** 225,000 shares of Common Stock held by Mr. Tozer are pledged pursuant to a pledge agreement (described in Item 6 below).



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         FBO W. James Tozer, Jr. IRA Delaware Charter Guarantee &
         Trust Co. Trustee (13-1423090)
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
- ------------------------------------------------------------------------------
                          7    SOLE VOTING POWER               Disclaimed
       NUMBER OF          -----------------------------------------------------
        SHARES            8    SHARED VOTING POWER             Disclaimed
     BENEFICIALLY         -----------------------------------------------------
     OWNED BY EACH        9    SOLE DISPOSITIVE POWER          Disclaimed
       REPORTING          -----------------------------------------------------
      PERSON WITH        10    SHARED DISPOSITIVE POWER        Disclaimed
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Disclaimed
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see 11 above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IC; 00
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard D. Field
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                          7       SOLE VOTING POWER
       NUMBER OF          ----------------------------------------------------
        SHARES            8       SHARED VOTING POWER          16,099,339*
     BENEFICIALLY         ----------------------------------------------------
     OWNED BY EACH        9       SOLE DISPOSITIVE POWER       1,070,682
       REPORTING          ----------------------------------------------------
      PERSON WITH         10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    16,099,339
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   67.4%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
                   IN
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Theodore W. Kheel
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER
     BENEFICIALLY                15,718,889*
     OWNED BY EACH       -----------------------------------------------------
       REPORTING         9       SOLE DISPOSITIVE POWER
      PERSON WITH                213,413
                         -----------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,718,889
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.9%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keith B. Hall
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER        15,617,945*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER     119,340**
       REPORTING         -----------------------------------------------------
      PERSON WITH        10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,617,945
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.8%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)

** 12,260 the shares of Common Stock beneficially owned by Mr. Hall have been pledged to the Company, pursuant to a pledge agreement (described in Item 6 below).



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Prudential Securities C/F Keith B. Hall-- IRA Rollover  (13-1423090)
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER         Disclaimed
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER       Disclaimed
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER    Disclaimed
       REPORTING         -----------------------------------------------------
      PERSON WITH        10      SHARED DISPOSITIVE POWER  Disclaimed
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Disclaimed
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see 11 above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IC; OO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keith B. and Ann M. Hall
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER           15,617,945*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER        13,756
       REPORTING         -----------------------------------------------------
      PERSON WITH       10       SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,617,945
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.8%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN; OO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GE Capital Residential Connections Corporation         (56-1661562)
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER           15,576,032*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER        1,266,053
       REPORTING         -----------------------------------------------------
      PERSON WITH       10       SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,576,032
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.7%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
                CO
- ------------------------------------------------------------------------------
* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GE Capital Mortgage Corporation
         06-1075848
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF         -----------------------------------------------------
        SHARES           8       SHARED VOTING POWER       15,576,032*
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       9       SOLE DISPOSITIVE POWER    1,266,053
       REPORTING         -----------------------------------------------------
      PERSON WITH       10       SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,576,032
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.7%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         General Electric Capital Assurance Company
         91-6027719
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF                 316,514
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8       SHARED VOTING POWER
     OWNED BY EACH               15,576,032*
       REPORTING         -----------------------------------------------------
      PERSON WITH        9       SOLE DISPOSITIVE POWER
                                 316,514
                         -----------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,576,032
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.7%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GNA Corporation
         91-1277112
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ]  (a)
         [X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Washington
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF                 Disclaimed (see 11 below)
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8       SHARED VOTING POWER
     OWNED BY EACH               Disclaimed (see 11 below)
       REPORTING         -----------------------------------------------------
      PERSON WITH        9       SOLE DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
                         -----------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares is disclaimed by GNA Corporation.
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO; IC
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO. 52602Q105                    13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GE Financial Assurance Holdings, Inc.
         54-1829180
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
       NUMBER OF                 Disclaimed (see 11 below)
        SHARES            ----------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
     OWNED BY EACH               Disclaimed (see 11 below)
       REPORTING          ----------------------------------------------------
      PERSON WITH         9      SOLE DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
                          ----------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares is disclaimed by GE Financial Assurance Holdings, Inc.
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see 11 above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO; IC
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         General Electric Capital Corporation
         13-1500700
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [  ] (a)
         [X ] (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
- ------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
       NUMBER OF                 0
        SHARES            ----------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
     OWNED BY EACH               15,576,032*
       REPORTING          ----------------------------------------------------
      PERSON WITH         9      SOLE DISPOSITIVE POWER
                                 0
                          ----------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                 1,266,053 (includes all shares beneficially
                                 owned by GE Capital Mortgage Corporation)
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,576,032
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.7%
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO
- ------------------------------------------------------------------------------

* Includes shares that may be deemed beneficially owned as a result of the Voting Agreement (described in Item 5 below)



CUSIP NO.  52602Q105                        13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         General Electric Capital Services, Inc.
         06-1109503
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
       NUMBER OF                 Disclaimed (see 11 below)
        SHARES            ----------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
     OWNED BY EACH               Disclaimed (see 11 below)
       REPORTING          ----------------------------------------------------
      PERSON WITH         9      SOLE DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
                          ----------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                 Disclaimed (see 11 below)
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares is disclaimed by General
         Electric Capital Services, Inc.
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see 11 above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO
- ------------------------------------------------------------------------------



CUSIP NO. 52602Q105                         13D
- ------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         General Electric Company
         14-0689340
- ------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
         [   ]  (a)
         [ X ]  (b)
- ------------------------------------------------------------------------------
   3     SEC USE ONLY
- ------------------------------------------------------------------------------
   4     SOURCES OF FUNDS

         Not applicable
- ------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [  ]
- ------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
- ------------------------------------------------------------------------------
                         7       SOLE VOTING POWER
       NUMBER OF
        SHARES                   Disclaimed (see 11 below)
     BENEFICIALLY        -----------------------------------------------------
     OWNED BY EACH       8       SHARED VOTING POWER
       REPORTING
      PERSON WITH                Disclaimed (see 11 below)
                         -----------------------------------------------------
                         9       SOLE DISPOSITIVE POWER

                                 Disclaimed (see 11 below)
                         -----------------------------------------------------
                         10      SHARED DISPOSITIVE POWER

                                 Disclaimed (see 11 below)
- ------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares is disclaimed by
         General Electric Company.
- ------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [  ]
- ------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable (see 11 above)
- ------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         CO; HC
- ------------------------------------------------------------------------------



                                SCHEDULE 13D



ITEM 1.  SECURITY AND ISSUER.

         This statement relates to the Common Stock, $0.01 par value per share (the "Common Stock"), and the Series A 8% Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), of LendingTree, Inc. (the "Company").

         The address of the principal executive office of the Company is 11115 Rushmore Drive, Charlotte, NC 28277

ITEM 2.  IDENTITY AND BACKGROUND.

         a. Name of Person(s) Filing this Statement jointly (the "Filing Parties"):

               (1) The Union Labor Life Insurance Company on behalf of its separate Account P, 111 Massachusetts Avenue, NW Washington, D.C. 20001 ("ULLICO");

               (2) Douglas R. Lebda c/o LendingTree, Inc., 11115 Rushmore Drive, Charlotte, NC 28277, on behalf of himself and Douglas R. Lebda & Tara G. Lebda Jt Ten WROS, and The Lebda Family 1999 Irrevocable Trust;

               (3)  W. James Tozer, Jr., 1112 Park Avenue, New York, N.Y.
                    10128;

               (4) FBO W. James Tozer, Jr. IRA Delaware Charter Guarantee & Trust Co. Trustee, ABN Amro Inc. 208 South LaSalle St. 3rd Floor, Chicago, IL 60604 (attn: Steve
                    Fitzgerald);

               (5) Richard D. Field, 49 Locust Ave., Suite 104, New Canaan, CT 06840;

               (6) Theodore W. Kheel, 75 East 55th Street-5th Floor, New York, NY 10022;

               (7) Keith B. Hall c/o LendingTree, Inc., 11115 Rushmore Drive, Charlotte, NC 28277, on behalf of himself and Prudential Securities C/F Keith B. Hall - IRA Rollover; and Keith B. and Ann M. Hall;

               (8) GE Capital Residential Connections Corporation ("GECRCC"), 6601 Six Forks Road, Raleigh, NC 27615; on behalf of itself and for;

                    (i)  GE Capital Mortgage Corporation ("GECMC");
                    (ii) General Electric Capital Corporation ("GE
                         Capital");
                    (iii) General Electric Capital Services ("GECS"); and
                    (iv) General Electric Company ("GE"), (collectively,
                         the "GECRCC Persons").

               (9) General Electric Capital Assurance Company ("GECA"), 6604 West Broad Street, Richmond, VA 23230;on behalf of itself and for,

                    (i)  GNA Corp.;
                    (ii) GE Financial Assurance Holdings, Inc. ("GEFA");
                    (iii) GE Capital;
                    (iv) GECS; and
                    (v)  GE, (collectively, the "GECA Persons").

- -----------------------

         (1) ULLICO is an insurance company incorporated in Maryland and maintains its executive offices at 111 Massachusetts Avenue, NW Washington, D.C. 20001. For information with respect to the identity and background of each executive officer and director of ULLICO, see Schedule IX attached hereto.

         (2) Douglas Lebda is the founder and chief executive officer of LendingTree. Mr. Lebda has a joint tenant account with his wife Tara G. Lebda and is a donor to the Lebda Family 1999 Irrevocable Trust. Mr. Lebda is a citizen of the United States of America.

         (3) W. James Tozer, Jr., is a director of LendingTree and is a managing director of Vectra Management Group. His principal address is 1112 Park Avenue, N.Y., N.Y., 10128. Mr. Tozer is a citizen of the United States.

         (4) FBO W. James Tozer, Jr. IRA Delaware Charter Guarantee & Trust Co. Trustee, ABN Amro Inc., is an IRA FBO account for W. James Tozer, Jr. The Trust's power of attorney is ABN AMRO Inc. 208 South LaSalle St. 3rd Floor, Chicago, IL 60604 (attn: Steve Fitzgerald).

         (5) Richard Field is a director of LendingTree, with his principal address at 49 Locust Ave., Suite 104, New Canaan, CT, 06840. Mr. Field is a citizen of the United States.

         (6) Theodore Kheel is of counsel to Paul, Hastings, Janofsky & Walker LLP and the president of the Task Foundation, a not-for-profit private foundation, with its principal address at 75 East 55th Street, New York, N.Y. 10022. Mr. Kheel is a citizen of the United States.

         (7) Keith Hall is Senior Vice President, Chief Financial Officer and Treasurer of LendingTree. His principal address is at 1115 Rushmore Drive, Charlotte, NC 28277. Mr. Hall is a citizen of the United States. Mr. Hall holds an IRA account with Prudential Securities and a joint account with his wife Ann. M. Hall.

         (8) GECRCC is a wholly-owned subsidiary of GECMC; GECMC is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE.

         GECRCC is a Delaware corporation that provides consumer mortgage related services. GECMC, also a Delaware corporation, is a holding company which owns all of the common stock of GECRCC. The principal executive offices for both GECRCC and GECMC are located at 6601 Six Forks Road, Raleigh, North Carolina 27615.

         GE Capital, a New York corporation, operates primarily in the financing industry and, to a lesser degree, in the life insurance and property & casualty industries and maintains its principal executive offices at 260 Long Ridge Road, Stamford, Connecticut 06927.

         GECS is a Delaware corporation with its principal executive offices located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a holding company which owns all the common stock of GE Capital and other subsidiaries.

         GE is a New York corporation with its principal executive offices located at 3135 Easton Turnpike, Fairfield, Connecticut 06431. GE engages in providing a wide variety of industrial, commercial and consumer products and services.

         For information with respect to the identity and background of each executive officer and director of GECRCC, GECMC, GE Capital, GECS and GE see Schedules I-V attached hereto, respectively.

         (9) GECA is a wholly-owned subsidiary of GNA, which in turn is a wholly-owned subsidiary of GEFA. GEFA is a wholly-owned subsidiary of GE Capital As indicated in paragraph (8), GE Capital is a subsidiary of GECS and GECS is a wholly-owned subsidiary of GE.

         GECA is a Delaware-domiciled life insurance company with its principal executive offices located at 6604 West Broad Street, Richmond, Virginia 23230. GNA is a Washington corporation with its principal executive offices at 6604 west Broad Street, Richmond, Virginia 23230. GNA is a holding company which holds all of the common stock of GECA and other subsidiaries. GEFA, together with its subsidiaries operates primarily in the life insurance and to a lesser degree the property & casualty insurance industries and maintains its primary executive offices at 6604 West Broad Street, Richmond, Virginia 23230.

         For information with respect to the identity and background of each executive officer and director of GECA, GNA and GEFA see Schedules VI-VIII attached hereto, respectively.

- ---------------------------
         The Filing Parties may be deemed to constitute a "group" for purposes of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to their respective beneficial ownership of Common Stock.

         On January 26, 2000, Mr. Arthur Coia pleaded guilty to one count of mail fraud based upon providing inaccurate information regarding the address, ownership and value of personal collectible automobiles. Mr. Coia was placed on a two-year probation. Based on the plea and recommendation of the United States Attorney, Mr. Coia was specifically allowed to retain the position of General President Emeritus of the Laborers' International Union of North America, and to consult with any other legal entity including, but not limited to, corporations, unions, and charitable organizations.

         Except for the above, during the last five years, none of the Filing Parties nor, to the best of their knowledge, any of their directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Voting Agreement

         In connection with the purchase of Series A 8% Convertible Preferred Stock (as further described below), certain stockholders of the Company consisting of the Filing Parties, the Specialty Finance Partners, Goldman Sachs Group, Inc., and Stone Street Fund 1999, L.P. (collectively, the "Voting Parties"), entered into a Voting Agreement on March 7, 2001, which became effective on March 20, 2001. Pursuant to the terms of the Voting Agreement, the Voting Parties have agreed to vote the shares of Common Stock held by the Voting Parties on March 7, 2001 (in the aggregate, consisting of 10,926,747 shares of Common Stock) and the shares that such Voting Parties acquire after the date of the Voting Agreement, in favor of any proposal seeking approval of (i) the general voting rights of the Series A Preferred Stock as described in the Certificate of Designations, and (ii) the ability to convert the shares of Series A Preferred Stock into Common Stock as described in the Certificate of Designations and any subsequent issuances of Common Stock upon any such conversion. Pursuant to the Voting Agreement, the Voting Parties delivered to the Company an irrevocable proxy relating to the matters referred to above.

         By virtue of the Voting Agreement, and only for such time as the Voting Agreement is in effect, the Voting Parties may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby beneficially own, solely for the purposes of Rule 13d-3 under the Exchange Act, directly or indirectly, assuming conversion of all shares of Series A Preferred Stock held by each of the Filing Parties and the Specialty Finance Partners, an aggregate of 15,576,032 shares of Common Stock, representing approximately 66.7% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-3(d) of the Exchange Act and based on the number of shares of Common Stock outstanding as of March 22, 2001.

         Each Filing Party disclaims its membership in such group and, for purposes of Section 13(d) of the Exchange Act, disclaims beneficial ownership of any shares of Common Stock or Series A Preferred Stock, and the underlying Common Stock of any such Series A Preferred Stock, held by any party of the Voting Agreement (other than itself, if applicable) or any other Reporting Person attributed to them by reason of the Voting Agreement.

ITEM 4.  PURPOSE OF TRANSACTION.

         The transaction requiring the filing of this statement is described in item 3 above. The following additional agreements were entered in connection therewith:

         Stock Purchase Agreement

         On March 7, 2001, the Company entered into a Series A 8% Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with certain investors named in Schedule I thereto. The Company agreed to issue 6,885,715 shares of its Series A Preferred Stock. The Series A Preferred Stock will have no voting rights until the date on which the Company's stockholders approve the voting rights provisions set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock (as filed herewith as Exhibit (5). After this approval, the Series A Preferred Stock will have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, the holder of such Series A Preferred Stock will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

         The sale and purchase of the Series A Preferred Stock, together with the conversion of the Certificates, took place on March 20, 2001 (the "Closing").

         Under the terms of the Stock Purchase Agreement, the Company is obligated to seek and obtain appropriate stockholder approval by the holders of the Company's Common Stock, at a meeting of its stockholders, which is currently scheduled to be held on May 24, 2001(the "Annual Meeting") or, if the Annual Meeting is postponed or delayed for more than thirty (30) days, at a special meeting of stockholders to be held for such purpose on or prior to June 23, 2001, of the items set forth in the Voting Agreement, including approval of (x) the general voting rights of the Series A Preferred Stock described in the Certificate of Designations (as defined below), and (y) the ability to convert the shares of Series A Preferred Stock into Common Stock as described in the Certificate of Designations, and any subsequent issuances of Common Stock upon any such conversion of the Series A Preferred Stock, or in favor of any other proposal the purpose of which is to seek approval of matters relating to the foregoing or the rights intended to be afforded to the holders of the Series A Preferred Stock under the Certificate of Designations that otherwise require approval of the Company's stockholders under applicable rules of the Nasdaq Stock Market to be effective. Pursuant to the Series A Purchase Agreement, the Board of Directors of the Company shall recommend such approval, and the Company shall solicit such approval.

         Registration Rights Agreement

         In connection with the Stock Purchase Agreement, the Company, the holders of Series A Preferred Stock, Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch "), ULLICO, the Federal Home Loan Mortgage Corporation ("Freddie Mac", and collectively, the "Parties") and any transferee of any such holders who become parties to this Agreement, entered into a Registration Rights Agreement (the "Registration Rights Agreement").

         Pursuant to the Registration Rights Agreement, the Company will file within 45 days of the Closing Date of the Stock Purchase Agreement with the SEC a "shelf" Registration Statement on Form S- 3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration statement), covering the resale of shares of Common Stock that are issuable to:

         i. the holders of Series A Preferred Stock pursuant to the Stock Purchase Agreement, plus the maximum number of shares of Common Stock which may be issuable as a result of dividends on the Series A Preferred Stock;
         ii. ULLICO pursuant to the ULLICO Credit Facility (as described below); and
         iii. Freddie Mac pursuant to the Freddie Mac Credit Facility (as described below).

         The "shelf" Registration Statement, to the extent allowable under the Securities Act and the rules and regulations promulgated thereunder (including Rule 416 under the Securities Act), will also cover such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends, any anti-dilution adjustment or similar transactions. The Registration Rights Agreement contains other customary covenants by the Company and customary indemnification and other provisions, and the Company is obligated to pay all registration expenses incurred in connection with the transactions contemplated by the Registration Rights Agreement.

         The descriptions contained herein of the Voting Agreement, the Stock Purchase Agreement, and the Registration Rights Agreement, are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as Exhibits hereto and incorporated herein by reference.

         Other Agreements

         Commitment Fee Warrants consist of warrants to purchase (a) 12,500 shares of Common Stock to be issued to by the Company to Freddie Mac pursuant to the Freddie Mac Credit Facility and (b) 40,000 shares of Common Stock to be issued by the Company to ULLICO pursuant to a credit facility entered into between the Company and ULLICO on March 7, 2001 (the "ULLICO Credit Facility").

         Interest Warrants consist of warrants to purchase the Company's common stock at a price of $0.01 per share, to be issued by the Company to Freddie Mac and ULLICO pursuant to a credit facility entered into between the Company and Freddie Mac on March 7, 2001 (the "Freddie Mac Credit Facility) and the ULLICO Credit Facility.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         There were outstanding 18,737,441 shares of Common Stock on March 22, 2001. On the day the Voting Agreement was executed, the Filing Parties beneficially owned an aggregate of 10,926,747 shares of Common Stock, or approximately 66.7% of the Common Stock then outstanding (and may be deemed to have the right to acquire an additional 4,614,285 shares of common stock upon the conversion of the Series A Convertible Preferred Stock).

         By virtue of having entered into the Voting Agreement, the Voting Parties may be deemed to have formed a "group" for purposes of Rule 13d-5, and, accordingly, may be deemed to share beneficial ownership of the shares owned by the other Filing Parties. However, the filing of this Statement on
Schedule 13D shall not be construed as an admission that any of such persons is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities held by any other person. Set forth below is certain information with respect to the beneficial ownership of the Filing Parties.

         ULLICO

         (a) ULLICO may be deemed to beneficially own 2,271,604 shares of Common Stock by virtue of the fact that it is the holder of record of 1,850,604 shares of Common Stock and of its expected ability to convert (i) 40,000 shares issuable upon the conversion of its Commitment Fee Warrants and (ii) 381,000 shares issuable upon the conversion of warrants (with an exercise price of $4.74) issued in September 1999.

         (b) ULLICO has sole power to vote or direct the vote of 2,271,604 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, ULLICO may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), may be deemed to have the shared power to vote or direct the vote of 15,997,032 shares of Common Stock, representing approximately 67.3 % of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d- d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in the Common Stock were effected by ULLICO in the past 60 days.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         DOUGLAS R. LEBDA

         (a) Douglas R. Lebda beneficially owns 1,420,748 shares of Common Stock (including 200,000 shares of Common Stock which are issuable upon conversion of the Series A Convertible Preferred Stock, vested options to purchase 173,828 shares of Common Stock, 589,280 shares held in joint tenancy by Mr. Lebda and his spouse, 88,900 shares held by his Family Trust, 63,500 shares of Common Stock and options to purchase 23,812 shares of Common Stock held by his spouse).

         (b) Mr. Lebda has sole power to vote or direct the vote of 1,420,748 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, he may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), may be deemed to have the shared power to vote or direct the vote of 15,837,172 shares of Common Stock, representing approximately 67.3% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in the Common Stock were effected by Mr. Lebda in the past 60 days.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         DOUGLAS R. LEBDA & TARA G. LEBDA JT TEN WROS

         (a)   Amount beneficially owned: 589,280 shares of Common Stock

         (b)   Shared power to vote or direct the vote:  15,837,172

         (c)   Percent of Class:  67.3%

         (d)   Sole power to dispose or direct the disposition of:  0

         (e)   Not Applicable

         THE LEBDA FAMILY 1999 IRREVOCABLE TRUST

         (a)   Amount beneficially owned: 88,900 shares of Common Stock

         (b)   Shared power to vote or direct the vote:  15,837,172

         (c)   Percent of Class:  67.0%

         (d)   Sole power to dispose or direct the disposition of: 0

         (e)   Not Applicable

         W. JAMES TOZER, JR.

         (a) W. James Tozer, Jr., beneficially owns 901,443 shares of Common Stock (including 100,000 shares of Common Stock held by Mr. Tozer, 200,000 shares of Common Stock held by his IRA account with Delaware Charter Guarantee and Trust Co., both of which become issuable upon conversion of the Series A Convertible Preferred Stock, 4,000 shares of Common Stock and warrants to purchase 2,540 shares of Common Stock held by his spouse).

         (b) Mr. Tozer has sole power to vote or direct the vote of 901,443 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, he may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), may be deemed to have the shared power to vote or direct the vote of 15,582,570 shares of Common Stock, representing approximately 66.7% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in the Common Stock were effected by Mr. Tozer in the past 60 days.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         FBO W. JAMES TOZER, JR. IRA DELAWARE CHARTER GUARANTEE & TRUST CO. TRUSTEE

         (a) Amount beneficially owned: 69,778 shares of Common Stock

         (b) Shared power to vote or direct the vote: Disclaimed (see W. James Tozer, Jr.)

         (c) Percent of Class: Disclaimed.

         (d) Shared power to dispose or direct the disposition of: (see W. James Tozer, Jr.)

         (e) Not Applicable

         RICHARD D. FIELD

         (a) Richard D. Field beneficially owns 1,070,682 shares of Common Stock (including warrants to purchase 16,510 shares of Common Stock, vested options to purchase 392,511 shares of Common Stock, 35,000 shares recently purchased on the open market, 85,714 shares of Common Stock held by Mr. Field and 114,286 shares of Common Stock held by his IRA account with the Bank of New York Private Bank, both of which are issuable upon conversion of the Series A Convertible Preferred Stock.

         (b) Mr. Field has sole investment power over 1,070,682 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, he may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), he may be deemed to have the shared power to vote or direct the vote of 16,099,339 shares of Common Stock, representing approximately 67.4% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) Mr. Field has purchased 15,000 shares on March 19, 2001 for $2.50 per share and 20,000 shares on March 22, 2001 for $2.2813 per share. Both of these transactions were effected on the open market.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         THEODORE W. KHEEL

         (a) Theodore W. Kheel beneficially owns 213,413 shares of Common Stock (including 142,857 shares of Common Stock which are issuable upon conversion of the Series A Convertible Preferred Stock owned by the TASK Foundation).

         (b) Mr. Kheel has sole power to vote or direct the vote of 213,413 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, he may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), he may be deemed to have the shared power to vote or direct the vote of 15,718,889 shares of Common Stock, representing approximately 66.9% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in the Common Stock were effected by Mr. Kheel nor the Task Foundation in the past 60 days.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         KEITH B. HALL

         (a) Keith B. Hall beneficially owns 131,600 shares of Common Stock (including 28,571 shares of Common Stock which are issuable upon conversion of the Series A Convertible Preferred Stock held through his IRA account with Prudential Securities, Retirement Operations, vested options to purchase 30,388 shares of Common Stock and an aggregate 11,525 shares of Common Stock held by his family trusts and his spouse's IRA account).

         (b) Mr. Hall has sole power to vote or direct the vote of 131,600 shares of Common Stock referred to in paragraph (a) above. In addition, as a result of the Voting Agreement, he may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby, solely for the purposes of 13d-5(b), he may be deemed to have the shared power to vote or direct the vote of 15,617,945 shares of Common Stock, representing approximately 66.9% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in the Common Stock were effected by Mr. Hall in the past 60 days.

         (d) Except as set forth above in this Item 5, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

         (e) Not applicable.

         KEITH B. AND ANN M. HALL

         (a) Amount beneficially owned: 13,756 shares of Common Stock

         (b) Shared power to vote or direct the vote: 15,617,945

         (c) Percent of Class: 66.9%

         (d) Sole power to dispose or direct the disposition of: 13,756

         (e) Not Applicable

         KEITH HALL - IRA/ PRUDENTIAL SECURITIES

         (a) Amount beneficially owned: 53,971 (including 28,571 shares of Common Stock which are issuable upon conversion of the Series A Convertible Preferred Stock)

         (b) Shared power to vote or direct the vote: Disclaimed (see Keith
B. Hall)

         (c) Percent of Class: Disclaimed (see Keith B. Hall)

         (d) Shared power to dispose or direct the disposition of:
Disclaimed (see Keith B. Hall)

         (e) Not Applicable

         GECRCC

         (a) The responses of the GECRCC Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13D are incorporated herein by reference. The responses of the GECRCC Reporting Persons to Row (13) of the cover pages of this statement on Schedule 13D are incorporated herein by reference.

         (b) GECRCC, GECMC and GE Capital beneficially own in the aggregate 1,266,053 shares of Common Stock. In addition, as a result of the Voting Agreement, GERCC, GECMC, GE Capital, GECS and GE may be deemed to have the shared power to vote or direct the vote of 15,576,032 shares of Common Stock, representing approximately 66.7% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) The responses of the GECRCC Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13D are incorporated herein by reference.

         (d) No person except for GECRCC is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Shares described under the GECRCC heading in this Item 5.

         (e) Not applicable.

         GECA

         (a) GECA is a wholly-owned subsidiary of GNA, which in turn is a wholly owned subsidiary of GEFA. GECA is the direct beneficial owner of 316,514 Shares.

         (b) As a result of the Voting Agreement, GECA, GNA and GEFA may be deemed to have the shared power to vote or direct the vote of 15,576,032, representing approximately 66.7% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-d(d) of the Exchange Act and based on the number of shares of Common Stock outstanding on March 22, 2001.

         (c) No transactions in Shares have been effected during the past sixty days by GECA, GNA, GEFA, nor, to the best of their knowledge, any of their executive officers or directors.

         (d) No person except for GECA is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Shares described under the GECA heading in this
Item 5.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The information contained in Items 4 of this Statement are incorporated herein by reference.

         Mr. Douglas Lebda has entered into an Amended and Restated Pledge Agreement dated March 7, 2001 and issued to the Company non-recourse promissory notes dated March 7, 2001, secured by all of the shares that are beneficially held by to Mr. Lebda, which include those held by Doug of Tava Jt Ten WROS, Lebda Family Trust, and his spouse Tara Lebda.

         In February 2000, Mr. Keith Hall entered into a pledge agreement with the Company and issued to the Company promissory notes, secured by 12,260 shares of Common Stock held by Mr. Hall.

         In September 2000, Mr. James Tozer pledged to Wedbush Morgan Securities, Los Angeles, CA, 225,000 shares of Common Stock held by Mr. Tozer.

         Except for the above and the agreements and understandings described in Item 4, to the best knowledge of the Filing Parties, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2, and any other person, with respect to any securities of the Company including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                 (1)    Joint Filing Agreement

                 (2) Press releases of the Company announcing the ULLICO investment dated March 7, 2001.

                 (3) Press releases of the Company announcing the Freddie Mac investment dated March 15, 2001.

                 (4) Series A 8% Convertible Preferred Stock Purchase Agreement, dated as of March 7, 2001, among the Company and the Investors named therein (incorporated by reference to the Company's Annual Report on Form 10- K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

                 (5) Registration Rights Agreement, dated as of March 7, 2001, among the Company and the signatories named therein (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22,
                        2001).

                 (6) Voting Agreement, dated as of March 7, 2001, among the Company and the stockholders listed on Schedule 1 therein (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22,
                        2001).

                 (7) Certificate of Designations, Preferences and Rights of Series A 8% Convertible Preferred Stock (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

                 (8) Power of Attorney executed by General Electric Company (incorporated by reference to Schedule 13D filed by General Electric Company on July 28, 2000 in connection with common stock of United Road Services, Inc.).

                 (9) Power of Attorney executed by General Electric Capital Services, Inc. (incorporated by reference to Schedule 13D filed by General Electric Company on July 28, 2000 in connection with common stock of United Road Services, Inc.).


                                 SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE: MARCH 30, 2001

                             THE UNION LABOR LIFE INSURANCE COMPANY
                             ON BEHALF OF ITS SEPARATE ACCOUNT P

                             By: /s/  Robert Kennedy
                                 ----------------------------------


                             /s/ Douglas R. Lebda
                             --------------------------------------

                             DOUGLAS R. LEBDA & TARA G. LEBDA JT TEN
                             WROS

                             By: /s/ Douglas R. Lebda
                                 ----------------------------------

                             THE LEBDA FAMILY 1999 IRREVOCABLE TRUST

                             By: /s/ Doulas R. Lebda
                                 ----------------------------------


                             /s/ W. James Tozer, Jr.
                             --------------------------------------


                             /s/ Richard D. Field
                             --------------------------------------


                             /s/ Theodore W. Kheel
                             --------------------------------------


                             PRUDENTIAL SECURITIES C/F KEITH B. HALL - IRA ROLLOVER

                             By: /s/ Keith B. Hall
                             --------------------------------------


                             KEITH B. AND ANN M. HALL

                             By: /s/ Keith B. Hall
                             --------------------------------------

                             /s/ Keith B. Hall
                             --------------------------------------


                             GE CAPITAL RESIDENTIAL CONNECTIONS CORPORATION

                             By: /s/ Theodore F. Weiland
                                 ----------------------------------
                             Title: CFO


                             GE CAPITAL MORTGAGE CORPORATION

                             By:  /s/ Theodore F. Weiland
                                  ----------------------------------
                             Title: CFO


                             GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                             By:  /s/ Ward E. Bobitz
                                  ------------------------------------
                             Title: Senior Vice President and Secretary


                             GNA CORP.

                             By:  /s/ Ward E. Bobitz
                                  ------------------------------------
                             Title: Senior Vice President and Secretary


                             GE FINANCIAL ASSURANCE HOLDINGS, INC.

                             By:  /s/ Ward E. Bobitz
                                  ------------------------------------
                             Title: Vice President and Assistant Secretary


                             GENERAL ELECTRIC CAPITAL CORPORATION

                             By:  /s/  Leon E. Roday
                                  ----------------------------------
                             Title:  Vice President


                             GENERAL ELECTRIC CAPITAL SERVICES, INC.

                             By:  /s/ Leon E. Roday
                                  ----------------------------------
                             Title: Attorney-in-Fact


                             GENERAL ELECTRIC COMPANY

                             By: /s/  Leon E. Roday
                                 -----------------------------------
                             Title: Attorney-in-Fact



                                 SCHEDULE I

               GE CAPITAL RESIDENTIAL CONNECTIONS CORPORATION
                                 DIRECTORS



                        PRESENT                         PRESENT
NAME                    BUSINESS ADDRESS                PRINCIPAL OCCUPATION
- ----                    ----------------                --------------------

Thomas H. Mann          GE Capital Residential          Chairman, President & Chief
                        Connections Corp.               Executive Officer
                        6601 Six Forks Road
                        Raleigh, NC  27615

Gerhard A. Miller       GE Capital Residential          Senior Vice President & Assistant
                        Connections Corp.               Secretary
                        6601 Six Forks Road
                        Raleigh, NC  27615

JoAnn B. Rabitz         GE Capital Residential          Senior Vice President/
                        Connections Corp.               Human Resources
                        6601 Six Forks Road
                        Raleigh, NC  27615

John A. Cardamone       GE Capital Residential          Senior Vice President/
                        Connections Corp.               Risk Management
                        6601 Six Forks Road
                        Raleigh, NC  27615

Theodore F. Weiland     GE Capital Residential          Senior Vice President, Chief
                        Connections Corp.               Financial Officer & Treasurer
                        6601 Six Forks Road
                        Raleigh, NC  27615



                             EXECUTIVE OFFICERS

                        PRESENT                         PRESENT
NAME                    BUSINESS ADDRESS                PRINCIPAL OCCUPATION
- ----                    ----------------                --------------------

Thomas H. Mann          GE Capital Residential          Chairman, President & Chief
                        Connections Corp.               Executive Officer
                        6601 Six Forks Road
                        Raleigh, NC  27615

Gerhard A. Miller       GE Capital Residential          Senior Vice President & Assistant
                        Connections Corp.               Secretary
                        6601 Six Forks Road
                        Raleigh, NC  27615

JoAnn B. Rabitz         GE Capital Residential          Senior Vice President/
                        Connections Corp.               Human Resources
                        6601 Six Forks Road
                        Raleigh, NC  27615

Warren Ramsey           GE Capital Residential          Senior Vice President/Operations
                        Connections Corp.
                        6601 Six Forks Road
                        Raleigh, NC  27615

Theodore F. Weiland     GE Capital Residential          Senior Vice President, Chief
                        Connections Corp.               Financial Officer & Treasurer
                        6601 Six Forks Road
                        Raleigh, NC  27615


                           Citizenship: All U.S.



                                SCHEDULE II

                      GE CAPITAL MORTGAGE CORPORATION
                                 DIRECTORS


                        PRESENT                         PRESENT
NAME                    BUSINESS ADDRESS                PRINCIPAL OCCUPATION
- ----                    ----------------                --------------------

Thomas H. Mann          GE Capital Mortgage Corp.       Chairman, President & Chief
                        6601 Six Forks Road             Executive Officer
                        Raleigh, NC  27615

Gerhard A. Miller       GE Capital Mortgage Corp.       Senior Vice President & Secretary/
                        6601 Six Forks Road             General Counsel
                        Raleigh, NC  27615

JoAnn B. Rabitz         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Human Resources
                        Raleigh, NC  27615

Dmitri Stockton         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Strategic Growth
                        Raleigh, NC  27615

Theodore F. Weiland     GE Capital Mortgage Corp.       Senior Vice President, Chief
                        6601 Six Forks Road             Financial Officer & Treasurer
                        Raleigh, NC  27615


                             EXECUTIVE OFFICERS


                        PRESENT                         PRESENT
NAME                    BUSINESS ADDRESS                PRINCIPAL OCCUPATION
- ----                    ----------------                ---------------------

Thomas H. Mann          GE Capital Mortgage Corp.       Chairman, President & Chief
                        6601 Six Forks Road             Executive Officer
                        Raleigh, NC  27615

Jeremia A. Jacobs       GE Capital Mortgage Corp        Senior Vice President/
                        6601 Six Forks Road             Loss Mitigation
                        Raleigh, NC  27615

John A. Cardamone       GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Risk Management
                        Raleigh, NC  27615

Richard Dobbins         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Quality
                        Raleigh, NC  27615

Debra S. Lely           GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Chief Information Officer
                        Raleigh, NC  27615

Gerhard A. Miller       GE Capital Mortgage Corp.       Senior Vice President & Secretary/
                        6601 Six Forks Road             General Counsel
                        Raleigh, NC  27615

Richard Nastasi         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             e-Business
                        Raleigh, NC  27615

JoAnn B. Rabitz         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Human Resources
                        Raleigh, NC  27615

Henry A. Reeves         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Sales
                            Raleigh, N.C. 27615

Dmitri Stockton         GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Strategic Growth
                        Raleigh, NC  27615

Theodore F. Weiland     GE Capital Mortgage Corp.       Senior Vice President, Chief
                        6601 Six Forks Road             Financial Officer & Treasurer
                        Raleigh, NC  27615

James C. Zollo          GE Capital Mortgage Corp.       Senior Vice President/
                        6601 Six Forks Road             Capital Markets
                        Raleigh, NC  27615


                           Citizenship: All U.S.



                                SCHEDULE III

                    GENERAL ELECTRIC CAPITAL CORPORATION
                                 DIRECTORS


                          PRESENT                     PRESENT
NAME                      BUSINESS ADDRESS            PRINCIPAL OCCUPATION
- ----                      ----------------            --------------------

Nancy E. Barton           GE Capital Corporation      Senior Vice President, General Counsel
                          260 Long Ridge Road         and Secretary
                          Stamford, CT  06927         General Electric Capital Corporation

Francis S. Blake          General Electric Company    Senior Vice President, Corporate
                          3135 Easton Turnpike        Business
                          Fairfield, CT  06431        General Electric Company

James R. Bunt             General Electric Company    Vice President and Treasurer
                          3135 Easton Turnpike        General Electric Company
                            Fairfield, CT 06431

David L. Calhoun          GE Aircraft Engines         Chief Executive Officer
                          1 Neumann Way               GE Aircraft Engines
                            Cincinnati, OH 45215

Dennis D. Dammerman       General Electric Company    Vice Chairman and Executive Officer
                          3135 Easton Turnpike        General Electric Company
                            Fairfield, CT 06431

Scott C. Donnelly         General Electric CR&D       Senior Vice President
                          One Research Circle         General Electric Company
                            Niskayuna, NY 12309

Michael D. Fraizer        GE Financial Assurance      President & CEO
                          6604 W. Broad Street        GE Financial Assurance
                             Richmond, VA 23230

Benjamin W. Heineman      GE Company                  Senior Vice President, General Counsel
                          3135 Easton Turnpike        and Secretary
                          Fairfield, CT  06431        General Electric Company

Jeffrey R. Immelt         General Electric Company    President and Chairman-Elect
                          3135 Easton Turnpike        General Electric Company
                            Fairfield, CT 06431

John H. Myers             GE Investment Corporation   Chairman and President
                          3003 Summer Street, 7th Fl. GE Investment Corporation
                             Stamford, CT 06905

Denis J. Nayden           GE Capital Corporation      Chairman and CEO
                          260 Long Ridge Road         General Electric Capital Corporation
                             Stamford, CT 06927

Michael A. Neal           GE Capital Corporation      President and COO
                          260 Long Ridge Road         General Electric Capital Corporation
                             Stamford, CT 06927

James A. Parke            GE Capital Corporation      Vice Chairman & Chief Financial Officer
                          260 Long Ridge Road         General Electric Capital Corporation
                             Stamford, CT 06927

Ronald R. Pressman        Employers Reinsurance       Chairman, President & CEO
                          5200 Metcalf                Employers Reinsurance Corporation
                          Overland Park, KS 66204

Gary M. Reiner            General Electric Company    Sr. Vice President & Chief Information
                          3135 Easton Turnpike        Officer
                          Fairfield, CT  06431        General Electric Company

John M. Samuels           General Electric Company    Vice President and Senior Counsel,
                          3135 Easton Turnpike        Corporate Taxes
                          Fairfield, CT  06431        General Electric Company

Keith S. Sherin           General Electric Company    Senior Vice President, Finance, and
                          3135 Easton Turnpike        Chief Financial
                          Fairfield, CT  06431        General Electric Company

Edward D. Stewart         GE Capital Corporation      Executive Vice President
                          1600 Summer Street          General Electric Capital Corporation
                             Stamford, CT 06927

John F. Welch, Jr.        General Electric Company    Chairman and Chief Executive Officer
                          3135 Easton Turnpike        General Electric Company
                            Fairfield, CT 06431

William A. Woodburn       GE Capital Corporation      Executive Vice President
                          260 Long Ridge Road         General Electric Capital Corporation
                             Stamford, CT 06927



                    GENERAL ELECTRIC CAPITAL CORPORATION
                             EXECUTIVE OFFICERS


                          PRESENT                     PRESENT
NAME                      BUSINESS ADDRESS            PRINCIPAL OCCUPATION
- ----                      ----------------            --------------------

Denis J. Nayden           GE Capital Corporation      Chairman and CEO
                          260 Long Ridge Road
                          Stamford, CT 06927

Michael A. Neal           GE Capital Corporation      President and COO
                          260 Long Ridge Road
                          Stamford, CT 06927

James A. Parke            GE Capital Corporation      Vice Chairman & Chief Financial Officer
                          260 Long Ridge Road
                          Stamford, CT 06927

Edward D. Stewart         GE Capital Corporation      Executive Vice President
                          1600 Summer Street
                          Stamford, CT 06927

William A. Woodburn       General Electric Capital    Executive Vice President
                          260 Long Ridge Road
                          Stamford, CT 06927

Nancy E. Barton           GE Capital Corporation      Senior Vice President, General Counsel
                          260 Long Ridge Road         and Secretary
                          Stamford, CT 06927

James A. Colica           GE Capital Corporation      Senior Vice President, Global Risk
                          260 Long Ridge Road         Management
                          Stamford, CT 06927

Richard D'Avino           GE Capital Corporation      Senior Vice President,  Taxes
                          777 Long Ridge Road
                          Stamford, CT 06927

Robert L. Lewis           GE Capital Corporation      Senior Vice President
                          120 Long Ridge Road
                          Stamford, CT 06927

Marc J. Saperstein        General Electric Capital    Senior Vice President, Human
                          260 Long Ridge Road         Resources
                          Stamford, CT 06927

Jeffrey S. Werner         GE Capital Corporation      Sr. Vice President, Corp.Treasury
                          201 High Ridge Road         & Global Funding
                          Stamford, CT 06927

Joan C. Amble             GE Capital Corporation      Vice President and Controller
                          260 Long Ridge Road
                           Stamford, CT 06927

                                Citizenship

             All Directors & Executive Officers are US Citizens





                                SCHEDULE IV

                  GENERAL ELECTRIC CAPITAL SERVICES, INC.,
                                 DIRECTORS


                          PRESENT                       PRESENT
NAME                      BUSINESS ADDRESS              PRINCIPAL OCCUPATION
- ----                      ----------------              --------------------

Nancy E. Barton           GE Capital Corporation        Senior Vice President, General Counsel
                          260 Long Ridge Road           and Secretary
                          Stamford, CT  06927           General Electric Capital Corporation

Francis S. Blake          General Electric Company      Senior Vice President, Corporate
                          3135 Easton Turnpike           Business
                          Fairfield, CT  06431          General Electric Company

James R. Bunt             General Electric Company      Vice President and Treasurer
                          3135 Easton Turnpike          General Electric Company
                          Fairfield, CT 06431

David L. Calhoun          GE Aircraft Engines           Chief Executive Officer
                          1 Neumann Way                 GE Aircraft Engines
                          Cincinnati, OH 45215

Dennis D. Dammerman       General Electric Company      Vice Chairman and Executive Officer
                          3135 Easton Turnpike          General Electric Company
                          Fairfield, CT 06431

Scott C. Donnelly         General Electric CR&D         Senior Vice President
                          One Research Circle           General Electric Company
                          Niskayuna, NY 12309

Michael D. Fraizer        GE Financial Assurance        President & CEO
                          6604 W. Broad Street          GE Financial Assurance
                          Richmond, VA 23230

Benjamin W. Heineman      General Electric Company      Senior Vice President, General Counsel
                          3135 Easton Turnpike          and Secretary
                          Fairfield, CT  06431          General Electric Company

Jeffrey R. Immelt         General Electric Company      President and Chairman-Elect
                          3135 Easton Turnpike          General Electric Company
                          Fairfield, CT 06431

John H. Myers             GE Investment Corporation     Chairman and President
                          3003 Summer Street, 7th Fl.   GE Investment Corporation
                          Stamford, CT 06905

Denis J. Nayden           GE Capital Corporation        Chairman and CEO
                          260 Long Ridge Road           General Electric Capital Corporation
                          Stamford, CT 06927

Michael A. Neal           GE Capital Corporation        President and COO
                          260 Long Ridge Road           General Electric Capital Corporation
                          Stamford, CT 06927

James A. Parke            GE Capital Corporation        Vice Chairman & Chief Financial Officer
                          260 Long Ridge Road           General Electric Capital Corporation
                          Stamford, CT 06927

Ronald R. Pressman        Employers Reinsurance         Chairman, President & CEO
                          5200 Metcalf                  Employers reinsurance Corporation
                          Overland Park, KS 66204

Gary M. Reiner            General Electric Company      Sr. Vice President & Chief Information
                          3135 Easton Turnpike           Officer
                          Fairfield, CT  06431          General Electric Company

John M. Samuels           General Electric Company      Vice President and Senior Counsel,
                          3135 Easton Turnpike           Corporate Taxes
                          Fairfield, CT  06431          General Electric Company

Keith S. Sherin           General Electric Company      Senior Vice President, Finance, and
                          3135 Easton Turnpike          Chief Financial
                          Fairfield, CT  06431          General Electric Company

Edward D. Stewart         GE Capital Corporation        Executive Vice President
                          1600 Summer Street            General Electric Capital Corporation
                          Stamford, CT 06927

John F. Welch, Jr.        General Electric Company      Chairman and Chief Executive Officer
                          3135 Easton Turnpike          General Electric Company
                          Fairfield, CT 06431

William A. Woodburn       GE Capital Corporation        Executive Vice President
                          260 Long Ridge Road           General Electric Capital Corporation
                          Stamford, CT 06927




                  GENERAL ELECTRIC CAPITAL SERVICES, INC.,
                             EXECUTIVE OFFICERS


                          PRESENT                       PRESENT
NAME                      BUSINESS ADDRESS              PRINCIPAL OCCUPATION
- ----                      ----------------              --------------------

Dennis D. Dammerman       GE Company                    Vice Chairman and Executive Officer
                          3135 Easton Turnpike
                          Fairfield, CT 06431

Denis J. Nayden           GE Capital Corporation        Chairman and CEO
                          260 Long Ridge Road
                          Stamford, CT 06927

Michael D. Fraizer        GE Financial Assurance        President & CEO
                          6604 W. Broad Street
                          Richmond, VA 23230

Michael A. Neal           GE Capital Corporation        President and COO
                          260 Long Ridge Road
                          Stamford, CT 06927

Ronald R. Pressman        Employers Reinsurance         Chairman, President & CEO
                          5200 Metcalf
                          Overland Park, KS 66204

James A. Parke            GE Capital Corporation        Vice Chairman & Chief Financial Officer
                          260 Long Ridge Road
                          Stamford, CT 06927

Edward D. Stewart         GE Capital Corporation        Executive Vice President
                          1600 Summer Street
                          Stamford, CT 06927

William A. Woodburn       General Electric Capital      Executive Vice President
                          260 Long Ridge Road
                          Stamford, CT 06927

Nancy E. Barton           GE Capital Corporation        Senior Vice President, General Counsel
                          260 Long Ridge Road           and Secretary
                          Stamford, CT 06927

James A. Colica           GE Capital Corporation        Senior Vice President, Global Risk
                          260 Long Ridge Road           Management
                          Stamford, CT 06927

Richard D'Avino           GE Capital Corporation        Senior Vice President,  Taxes
                          777 Long Ridge Road
                          Stamford, CT 06927

Marc J. Saperstein        General Electric Capital      Senior Vice President, Human
                          260 Long Ridge Road           Resources
                          Stamford, CT 06927

Jeffrey S. Werner         GE Capital Corporation        Sr. Vice President, Corp.Treasury
                          201 High Ridge Road           & Global Funding
                          Stamford, CT 06927

Joan C. Amble             GE Capital Corporation        Vice President and Controller
                          260 Long Ridge Road
                          Stamford, CT 06927


                                Citizenship

             All Directors & Executive Officers are US Citizens




                                 SCHEDULE V

                          GENERAL ELECTRIC COMPANY
                                 DIRECTORS


                    PRESENT                             PRESENT
NAME                BUSINESS ADDRESS                    PRINCIPAL OCCUPATION
- ----                ----------------                    --------------------

J.I.Cash, Jr.       Harvard Business School             Professor of Business
                    Morgan Hall                         Administration-Graduate
                    Soldiers Field Road                 School of Business
                    Boston, MA 02163                    Administration, Harvard
                                                        University

S.S. Cathcart       222 Wisconsin Avenue                Retired Chairman,
                    Suite 103                           Illinois Tool Works
                    Lake Forest, IL 60045

D.D. Dammerman      General Electric Company            Vice Chairman of the Board and
                    3135 Easton Turnpike                Executive Officer, General
                    Fairfield, CT 06431                 Electric Company; Chairman,
                                                        General Electric Capital
                                                        Services, Inc.

P. Fresco           Fiat SpA                            Chairman of the Board,
                    via Nizza 250                       Fiat SpA
                    10126 Torino, Italy

A. M. Fudge         Kraft Foods, Inc.                   Executive Vice President,
                    555 South Broadway                  Kraft Foods, Inc.
                    Tarrytown, NY  10591

C.X. Gonzalez       Kimberly-Clark de Mexico,           Chairman of the Board
                      S.A. de C.V.                      and Chief Executive Officer,
                    Jose Luis Lagrange 103,             Kimberly-Clark de Mexico,
                    Tercero Piso                        S.A. de C.V.
                    Colonia Los Morales
                    Mexico, D.F. 11510, Mexico

J.R. Immelt         General Electric Company            President
                    3135 Easton Turnpike                General Electric Company
                    Fairfield, CT 06431

A. Jung             Avon Products, Inc.                 President and Chief
                    1345 Avenue of the Americas         Executive Officer,
                    New York, NY  10105                 Avon Products, Inc.

K.G. Langone        Invemed Associates, Inc.            Chairman, President and Chief
                    375 Park Avenue                     Executive Officer,
                    New York, NY  10152                 Invemed Associates, Inc.

R. B. Lazarus       Ogilvy & Mather Worldwide           Chairman and Chief
                    309 West 49th Street                Executive Officer
                                                        New York, NY 10019-7316

Scott G. McNealy    Sun Microsystems, Inc.              Chairman, President and Chief
                    901 San Antonio Road                Executive Officer,
                    Palo Alto, CA 94303-4900            Sun Microsystems, Inc.

G.G. Michelson      Federated Department Stores         Former Member of the
                    151 West 34th Street                Board of Directors,
                    New York, NY 10001                  Federated Department
                                                        Stores

S. Nunn             King & Spalding                     Partner, King & Spalding
                    191 Peachtree Street, N.E.
                    Atlanta, Georgia 30303

R.S. Penske         Penske Corporation                  Chairman of the Board
                    13400 Outer Drive, West             and President, Penske
                    Detroit, MI 48239-4001              Corporation

F.H.T. Rhodes       Cornell University                  President Emeritus,
                    3104 Snee Building
                    Cornell University
                    Ithaca, NY 14853

A.C. Sigler         Champion International              Retired Chairman of the
                    Corporation                         Board and CEO
                    1 Champion Plaza                    and former Director,
                    Stamford, CT 06921                  Champion International
                                                        Corporation

D.A. Warner III     J. P. Morgan & Co., Inc.            Chairman of the Board,
                    & Morgan Guaranty Trust Co.         President, and Chief
                    60 Wall Street                      Executive Officer,
                    New York, NY 10260                  J.P. Morgan & Co.
                                                        Incorporated and Morgan
                                                        Guaranty Trust Company

J.F. Welch, Jr.     General Electric Company            Chairman of the Board
                    3135 Easton Turnpike                and Chief Executive
                    Fairfield, CT 06431                 Officer, General Electric
                                                        Company

R. C. Wright        National Broadcasting Company, Inc. Vice Chairman of the Board and
                    30 Rockefeller Plaza                Executive Officer, General
                    New York, NY  10112                 Electric Company; President
                                                        and Chief Executive Officer,
                                                        National Broadcasting Company, Inc.



                                Citizenship

                    P. Fresco                           Italy
                    C. X. Gonzalez                      Mexico
                    Andrea Jung                         Canada
                    All Others                          U.S.A.



          GENERAL ELECTRIC COMPANY EXECUTIVE OFFICERS (CONTINUED)



                GENERAL ELECTRIC COMPANY EXECUTIVE OFFICERS


                    PRESENT                             PRESENT
NAME                BUSINESS ADDRESS                    PRINCIPAL OCCUPATION
- ----                ----------------                    --------------------

J.F. Welch, Jr.     General Electric Company            Chairman of the Board and
                    3135 Easton Turnpike                Chief Executive Officer
                    Fairfield, CT 06431

J.R. Immelt         General Electric Company            President
                    3135 Easton Turnpike                General Electric Company
                    Fairfield, CT 06431

P.D. Ameen          General Electric Company            Vice President and Comptroller
                    3135 Easton Turnpike
                    Fairfield, CT 06431

F.S. Blake          General Electric Company            Senior Vice President - Corporate
                    3135 Easton Turnpike                Business Development
                    Fairfield, CT 06431

J.R. Bunt           General Electric Company            Vice President and Treasurer
                    3135 Easton Turnpike
                    Fairfield, CT 06431

D.C. Calhoun        General Electric Company            Senior Vice President -
                    1 Neumann Way                       E Aircraft Engines
                    Cincinnati, OH  05215

W.J. Conaty         General Electric Company            Senior Vice President -
                    3135 Easton Turnpike                Human Resources
                    Fairfield, CT 06431

D.D. Dammerman      General Electric Company            Vice Chairman of the Board and
                    3135 Easton Turnpike                Executive Officer, General
                    Fairfield, CT 06431                 Electric Company; Chairman,
                                                        General Electric Capital Services, Inc.

Scott C. Donnelly   General Electric Company            Senior Vice President -
                    P. O. Box 8                         Corporate Research
                    Schenectady, NY 12301               and Development

Matthew J. Espe     General Electric Company            Senior Vice President -
                    Nela Park                           GE Lighting
                    Cleveland, OH 44112

B.W. Heineman, Jr.  General Electric Company            Senior Vice President -
                    3135 Easton Turnpike                General Counsel and Secretary
                    Fairfield, CT 06431

J.M. Hogan          General Electric Company            Senior Vice President -
                    P.O. Box 414                        GE Medical Systems
                    Milwaukee, WI 53201

L. R. Johnston      General Electric Company            Senior Vice President -
                    Appliance Park                      GE Appliances
                    Louisville, KY 40225

J. Krenicki, Jr.    General Electric Company            Vice President -
                    2901 East Lake Road                 GE Transportation Systems
                    Erie, PA  16531

R.W. Nelson         General Electric Company            Vice President -
                    3135 Easton Turnpike                Corporate Financial Planning
                    Fairfield, CT 06431                 and Analysis

G.M. Reiner         General Electric Company            Senior Vice President -
                    3135 Easton Turnpike                Chief Information Officer
                    Fairfield, CT 06431

J. G. Rice          General Electric Company            Senior Vice President -
                    1 River Road                        GE Power Systems
                    Schenectady, NY 12345

G.L. Rogers         General Electric Company            Senior Vice President -
                    1 Plastics Avenue                   GE Plastics
                    Pittsfield, MA 01201

K.S. Sherin         General Electric Company            Senior Vice President - Finance
                    3135 Easton Turnpike                and Chief Financial Officer
                    Fairfield, CT 06431

L.G. Trotter        General Electric Company            Senior Vice President -
                    41 Woodford Avenue                  GE Industrial Systems
                    Plainville, CT 06062

R. C. Wright        National Broadcasting Company, Inc. Vice Chairman of the Board and
                    30 Rockefeller Plaza                Executive Officer, General
                    New York, NY  10112                 Electric Company; President
                                                        and Chief Executive Officer,
                                                        National Broadcasting Company, Inc.


                   Citizenship of All Executive Officers

                                   U.S.A.



                                SCHEDULE VI

                 GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
                                 DIRECTORS


                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Casey, Thomas W.      GE Financial Assurance       SVP, Chief Finance Officer
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, VA  23230

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, VA  23230

Schutz, Pamela S.     GE Financial Assurance       Chairperson and Chief Executive Officer
                      6610 West Broad Street       GE Life and Annuity Assurance Company
                      Richmond, VA  23230          General Electric Capital Assurance Company

                                       EXECUTIVE OFFICERS

Schutz, Pamela S.     GE Financial Assurance       Chairperson of the Board
                      6610 West Broad Street
                      Richmond, VA  23230

Stiff, Geoffrey S.    GE Financial Assurance       President and Chief Executive Officer
                      6610 West Broad Street
                      Richmond, VA  23230

Skiff, Thomas A.      GE Financial Assurance       President, Long Term Care Division
                      1650 Los Gamos Drive
                      San Rafael, CA  94903

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street
                      Richmond, VA  23230

Beck, David J.        GE Financial Assurance       Senior Vice President and Chief Investment Officer
                      601 Union Street,
                      Suite 1300
                      Seattle, WA  98101

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, VA  23230

Lange, Clifford A.    GE Financial Assurance       Senior Vice President and Chief Actuary
                      6604 West Broad Street
                      Richmond, VA  23230


                                Citizenship

             All Directors & Executive Officers are US Citizens




                                SCHEDULE VII

                              GNA CORPORATION
                                 DIRECTORS


                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Fraizer, Michael D.   GE Financial Assurance       Chairman, President and Chief Executive
                      6604 West Broad Street       Officer, GE Financial Assurance
                      Richmond, Virginia 23230

Roday, Leon E         GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Stiff, Geoffrey S     GE Financial Assurance       President and Chief Executive Officer
                      6604 West Broad Street       General Electric Capital Assurance Company
                      Richmond, Virginia 23230


                                         GNA CORPORATION
                                       EXECUTIVE OFFICERS

Stiff, Geoffrey S.    GE Financial Assurance       President and Chief Executive Officer
                      6610 West Broad Street
                      Richmond, Virginia 233230

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, Virginia 233230

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street
                      Richmond, Virginia 233230


                                Citizenship

             All Directors & Executive Officer are US Citizens



                               SCHEDULE VIII

                   GE FINANCIAL ASSURANCE HOLDINGS, INC.
                                 DIRECTORS



                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Fraizer, Michael D.   GE Financial Assurance       Chairman and Chief Executive Officer
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Roday, Leon E         GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Stiff, Geoffrey S     GE Financial Assurance       President and Chief Executive Officer
                      6604 West Broad Street       General Electric Capital Assurance Company
                      Richmond, Virginia 23230


                                       EXECUTIVE OFFICERS

Fraizer, Michael D.   GE Financial Assurance       Chairman of the Board, President and Chief
                      6604 West Broad Street       Executive Officer
                      Richmond, VA  23230

Larsen, Andrew J.     GE Financial Assurance       Executive Vice President
                      700 Main Street
                      Lynchburg, VA  24504

Beck, David J.        GE Financial Assurance       Senior Vice President and Chief Investment Officer
                      601 Union Street,
                      Suite 1300
                      Seattle, WA  98101

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, VA  23230

Leon E. Roday         GE Financial Assurance       Senior Vice President, General Counsel and
                      6604 West Broad Street       Secretary
                      Richmond, VA  23230

Werner, Jeffrey S.    GE Financial Assurance       Senior Vice President and Treasurer
                      777 Long Ridge Road
                      Stamford, CT  06927


                                Citizenship

             All Directors & Executive Officer are US Citizens




                                SCHEDULE VI

                 GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
                                 DIRECTORS


                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Casey, Thomas W.      GE Financial Assurance       SVP, Chief Finance Officer
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, VA  23230

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, VA  23230

Schutz, Pamela S.     GE Financial Assurance       Chairperson and Chief Executive Officer
                      6610 West Broad Street       GE Life and Annuity Assurance Company
                      Richmond, VA  23230          General Electric Capital Assurance Company

                                       EXECUTIVE OFFICERS

Schutz, Pamela S.     GE Financial Assurance       Chairperson of the Board
                      6610 West Broad Street
                      Richmond, VA  23230

Stiff, Geoffrey S.    GE Financial Assurance       President and Chief Executive Officer
                      6610 West Broad Street
                      Richmond, VA  23230

Skiff, Thomas A.      GE Financial Assurance       President, Long Term Care Division
                      1650 Los Gamos Drive
                      San Rafael, CA  94903

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street
                      Richmond, VA  23230

Beck, David J.        GE Financial Assurance       Senior Vice President and Chief Investment Officer
                      601 Union Street,
                      Suite 1300
                      Seattle, WA  98101

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, VA  23230

Lange, Clifford A.    GE Financial Assurance       Senior Vice President and Chief Actuary
                      6604 West Broad Street
                      Richmond, VA  23230


                                Citizenship

             All Directors & Executive Officers are US Citizens




                                SCHEDULE VII

                              GNA CORPORATION
                                 DIRECTORS


                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Fraizer, Michael D.   GE Financial Assurance       Chairman, President and Chief Executive
                      6604 West Broad Street       Officer, GE Financial Assurance
                      Richmond, Virginia 23230

Roday, Leon E         GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Stiff, Geoffrey S     GE Financial Assurance       President and Chief Executive Officer
                      6604 West Broad Street       General Electric Capital Assurance Company
                      Richmond, Virginia 23230


                              GNA CORPORATION
                             EXECUTIVE OFFICERS

Stiff, Geoffrey S.    GE Financial Assurance       President and Chief Executive Officer
                      6610 West Broad Street
                      Richmond, Virginia 233230

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, Virginia 233230

Roday, Leon E.        GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street
                      Richmond, Virginia 233230


                                CITIZENSHIP

             All Directors & Executive Officer are US Citizens




                               SCHEDULE VIII

                   GE FINANCIAL ASSURANCE HOLDINGS, INC.
                                 DIRECTORS



                      PRESENT                      PRESENT
NAME                  BUSINESS ADDRESS             PRINCIPAL OCCUPATION
- ----                  ----------------             --------------------

Fraizer, Michael D.   GE Financial Assurance       Chairman and Chief Executive Officer
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Roday, Leon E         GE Financial Assurance       Executive Vice President and General Counsel
                      6604 West Broad Street       GE Financial Assurance
                      Richmond, Virginia 23230

Stiff, Geoffrey S     GE Financial Assurance       President and Chief Executive Officer
                      6604 West Broad Street       General Electric Capital Assurance Company
                      Richmond, Virginia 23230


                                       EXECUTIVE OFFICERS

Fraizer, Michael D.   GE Financial Assurance       Chairman of the Board, President and Chief
                      6604 West Broad Street       Executive Officer
                      Richmond, VA  23230

Larsen, Andrew J.     GE Financial Assurance       Executive Vice President
                      700 Main Street
                      Lynchburg, VA  24504

Beck, David J.        GE Financial Assurance       Senior Vice President and Chief Investment Officer
                      601 Union Street,
                      Suite 1300
                      Seattle, WA  98101

Casey, Thomas W.      GE Financial Assurance       Senior Vice President and Chief Financial Officer
                      6604 West Broad Street
                      Richmond, VA  23230

Leon E. Roday         GE Financial Assurance       Senior Vice President, General Counsel and
                      6604 West Broad Street       Secretary
                      Richmond, VA  23230

Werner, Jeffrey S.    GE Financial Assurance       Senior Vice President and Treasurer
                      777 Long Ridge Road
                      Stamford, CT  06927


                                Citizenship

             All Directors & Executive Officer are US Citizens



                                SCHEDULE IX

                   THE UNION LABOR LIFE INSURANCE COMPANY

                                  OFFICERS

     Robert A. Georgine                  Chairman, President & Chief
                                           Executive Officer
     James W. Luce                       Executive Vice President
     John K. Grelle                      Senior Vice President and Chief
                                           Financial Officer
     Joseph A. Carabillo                 Vice President, Chief Legal Officer
                                           & Asst. Secretary


     All are United States Citizens



                                     THE UNION LABOR LIFE INSURANCE COMPANY
                                             BOARD OF DIRECTORS

         DIRECTORS                    PRESENT TITLE                   AFFILIATION                    ADDRESS
                                     FORMER TITLE (IF
                                         RETIRED)

  Morton Bahr                           President              Communications Workers of       501 3rd Street, N.W.
                                                                        America                   Washington, DC
                                                                                                      20001

  John J. Barry                     President Emeritus         International Brotherhood      1125 15th Street, N.W.
                                      International              of Electrical Workers            Washington, DC
                                        President                                                     20005

  William G. Bernard                    President            International Association of           Suite 301
                                                             Heat and Frost Insulators and   1776 Massachusetts Ave,
                                                                   Asbestos Workers                    N.W.
                                                                                               Washington, DC 20036
                                                                                             Insulators and Asbestos
                                                                                                     Workers

  Morris Biller                         President               American Postal Workers        1300 L Street, N.W.
                                                                         Union                    Washington, DC
                                                                                                      20005

  Marvin J. Boede                        Retired                 United Association of          111 Massachusetts
                                        President             Journeymen and Apprentices           Avenue, N.W.
                                                               of the Plumbing and Pipe          Washington, D.C.
                                                                Fitting Industry of the               20001
                                                               United States and Canada

  Kenneth J. Brown                       Retired                Graphic Communications          111 Massachusetts
                                        President                 International Union              Avenue, N.W.
                                                                                                 Washington, D.C.
                                                                                                      20001

  Bill J. Casstevens                     Retired                  United Automobile,            111 Massachusetts
                                   Secretary-Treasurer        Aerospace and Agricultural           Avenue, N.W.
                                                                 Implement Workers of            Washington, D.C.
                                                              America International Union             20001

  Arthur A. Coia                    President Emeritus          Laborers' International         111 Massachusetts
                                        President               Union of North America             Avenue, N.W.
                                                                                                 Washington, D.C.
                                                                                                      20001

  John E. Cullerton                     Consultant                  Hotel Employees            505 Lake Shore Drive
                                                                 &Restaurant Employees                 #918
                                                                  International Union           Chicago, IL 60611

  John F. Gentleman                      Retired                      ULLICO Inc.               111 Massachusetts
                                        President                                                  Avenue, N.W.

                                                                                                Washington, 20001
  Robert A. Georgine              President, Chairman &               ULLICO Inc.               111 Massachusetts
                                           CEO                                                     Avenue, N.W.
                                                                                                  Washington, DC
                                                                                                      20001

  Frank Hanley                          President               International Union of        1125 17th Street N.W.
                                                                  Operating Engineers          Washington, DC 20036

  Frank D. Hurt                  International President       Bakery, Confectionery and     10401 Connecticut Avenue
                                                                        Tobacco                   Kensington, MD
                                                               Workers and Grain Millers              20895
                                                                  International Union

  John T. Joyce                          Retired                International Union of          111 Massachusetts
                                        President               Bricklayers and Allied             Avenue, N.W.
                                                                     Craftworkers                Washington, D.C.
                                                                                                      20001

  Earl J. Kruse                         President              United Union of Roofers,             Suite 800
                                                                     Waterproofers             1660 L Street, N.W.
                                                                  and Allied Workers           Washington, DC 20036

  James La Sala                         President              Amalgamated Transit Union        Silver Spring, MD

  Martin J. Maddaloni               General President            United Association of          901 Massachusetts
                                                                      Journeymen                    Ave. N.W.
                                                                and Apprentices of the         Washington DC 20001
                                                                     Plumbing and
                                                               Pipe Fitting Industry of
                                                                  the U.S. and Canada

  Joseph F. Maloney                      Retired               Building and Construction        111 Massachusetts
                                   Secretary-Treasurer        Trades Department, AFL-CIO           Avenue, N.W.
                                                                                                 Washington, D.C.
                                                                                                      20001

  Douglas J. McCarron               General President            United Brotherhood of           101 Constitution
                                                                    Carpenters and                 Avenue, N.W.
                                                                  Joiners of America           Washington, DC 20001

  James F. M. McNulty                General Counsel             The Union Labor Life           111 Massachusetts
                                                                   Insurance Company                Ave. N.W.
                                                                                               Washington, DC 20001

  Lenore Miller                          Retired                 Retail, Wholesale and          111 Massachusetts
                                        President               Department Store Union             Avenue, N.W.
                                                                                                 Washington, D.C.
                                                                                                      20001

  Terence M. O'Sullivan             General President           Laborers International         905 16th Street, NW
                                                                Union Of North America         Washington, DC 20006

  Vincent R. Sombrotto                  President               National Association of      100 Indiana Avenue, N.W.
                                                                    Letter Carriers              Washington, D.C.
                                                                                                      20001

  John J. Sweeney                       President                       AFL-CIO               815 16th Street, N.W.
                                                                                                  Washington, DC
                                                                                                      20006

  Eugene Upshaw                         President             Federation of Professional            6th Floor
                                                                       Athletes                2021 L Street, N.W.
                                                                                                  Washington, DC
                                                                                                      20036

  Jacob F. West                 General President Emeritus     International Association        111 Massachusetts
                                                               of Bridge, Structural and           Avenue, N.W.
                                                                Ornamental Iron Workers          Washington, D.C.
                                                                                                      20001

  John W. Wilhelm                   General President              Hotel Employees &           1219 28th Street, NW
                                                                 Restaurant Employees          Washington, DC 20007
                                                                  International Union

  William H. Wynn                   President Emeritus        United Food and Commercial        111 Massachusetts
                                        President             Workers International Union          Avenue, N.W.
                                                                                                 Washington, D.C.
                                                                                                      20001

  Roy Wyse                               Retired                  United Automobile,            111 Massachusetts
                                   Secretary-Treasurer        Aerospace and Agricultural           Avenue, N.W.
                                                                 Implement Workers of            Washington, D.C.
                                                              America International Union             20001



All are United States Citizens except for one is a Canadian Citizen



                               EXHIBIT INDEX



Exhibit 1         Joint Filing Agreement

Exhibit 2 Press release of the Company announcing the ULLICO investment dated March 7, 2001.

Exhibit 3 Press release of the Company announcing the Freddie Mac investment dated March15, 2001.

Exhibit 4 Series A 8% Convertible Preferred Stock Purchase Agreement, dated as of March 7, 2001, among the Company and the Investors named therein (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

Exhibit 5 Registration Rights Agreement, dated as of March 7, 2001, among the Company and the signatories named therein (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

Exhibit 6 Voting Agreement, dated as of March 7, 2001, among the Company and the stockholders listed on Schedule 1 therein (incorporated by reference to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

Exhibit 7 Certificate of Designations, Preferences and Rights of Series A 8% Convertible Preferred Stock (incorporated by reference to the Company's Annual Report on Form 0-K for its fiscal year ended December 31, 2000, filed with the SEC on March 22, 2001).

Exhibit 8 Power of Attorney executed by General Electric Company (incorporated by reference to Schedule 13D filed by General Electric Company on July 28, 2000 in connection with common stock of United Road Services, Inc.).

Exhibit 9 Power of Attorney executed by General Electric Capital Services, Inc. (incorporated by reference to Schedule 13D filed by General Electric Company on July 28, 2000 in connection with common stock of United Road Services, Inc.).